Exhibit 99.1

Dice Holdings, Inc. Initiates Stock Repurchase Program

New York, NY – August 16, 2011 – Dice Holdings, Inc. (NYSE: DHX) today announced that its Board of Directors has authorized the purchase of up to $30 million of its common stock. The Company expects the equity purchase program to offset dilution from the issuance of shares under employee compensation plans. The new authorization is effective immediately and will be in effect for one year. Under the plan, management has discretion in determining the conditions under which shares may be purchased from time to time.

Repurchases will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Depending on acquisition opportunities, market conditions and other factors, these repurchases may commence or cease from time to time without prior notice.

At June 30, 2011, cash and cash equivalents and marketable securities totaled $66.9 million, with total debt outstanding of $17.0 million. Cash generated from operating activities totaled $38.2 million through the six months ended June 30, 2011.

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized career websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

SOURCE: Dice Holdings, Inc.

Investor & Media Contact:
Dice Holdings, Inc.
Jennifer Bewley, 212-448-4181
Director, Investor Relations & Corporate Communications
ir@dice.com

Web site: http://www.diceholdingsinc.com